Exhibit 10.1

Execution Version

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT is made as of July 8, 2016, by and between CLAROS MORTGAGE TRUST, INC., a Maryland corporation (the “Company”), and CLAROS REIT MANAGEMENT LP, a Delaware limited partnership (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a corporation that has elected and believes it has qualified to be taxed as a real estate investment trust for federal income tax purposes;

WHEREAS, the Company desires to retain the Manager to provide investment advisory and investment management services to it on the terms and conditions set forth herein, and the Manager wishes to be retained to provide such services; and

WHEREAS, the Company and the Manager entered into the original Management Agreement on August 25, 2015 and an Amended and Restated Management Agreement on June 8, 2016 (the “Amended Management Agreement), and, notwithstanding the Amended Management Agreement or this amendment and restatement, the Company and the Manager desire that any reference to “the date of this Agreement” or any phrase of similar intent shall continue to refer to August 25, 2015, for all purposes;

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

“Active Calendar Month” means a calendar month that is not an Inactive Calendar Month.

“Active Period” means any period of time (a) after the date of this Agreement that is not (i) an Inactive Period, or (ii) a Wind-Down Period or (b) from and after the consummation of a CMTG Transaction (as defined in the CMTG/CN Management Agreement).

“Advisers Act” shall have the meaning set forth in Section 2(b) of this Agreement.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified (for this purpose, “control” shall mean either the possession, directly or indirectly, of either the power to direct or cause the direction of the management and policies of the entity or the distribution of its profits, whether by the ownership of voting securities, partnership shares, by contract or otherwise). For the avoidance of doubt, neither Almanac nor any of its Affiliates shall be considered to be an Affiliate of the Manager or MRECS for purposes of this Agreement.

“Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

“Almanac” means Almanac Realty Investors, LLC, a Delaware limited liability company, together with its successors and assigns.

“Annual Budget” shall have the meaning set forth in Section 2(k) of this Agreement.

“Anti-Corruption Event” shall mean (a) the Company, the Manager or any of their respective employees takes any action, directly or indirectly, or causes or directs anyone to take any action, that results in a violation of any applicable statute, law or regulation relating to bribery or corruption (collectively, “Anti-Corruption Laws”) with the intent of obtaining or retaining business or an advantage for the Company, the Manager or their Affiliates; (b) the Company or the Manager fails to take all reasonable measures to procure or ensure that the Company, the Manager and their respective employees conduct their businesses in conformity with all Anti-Corruption Laws, including maintaining accurate books and records and implementing appropriate policies and procedures to prevent any of the foregoing from violating any Anti-Corruption Laws with the intent of obtaining or retaining business or an advantage for the Company, the Manager and/or their affiliates; (c) either the Company or the Manager (i) fails to direct and instruct any person that it appoints or designates (and that is not an Affiliate of the Company or the Manager) to take any action on its behalf with respect to the business of the Company, the Manager or their Subsidiaries to comply with all Anti-Corruption Laws and (ii) to the extent that the Company or the Manager has knowledge of a violation of such Anti-Corruption Laws, the Company or the Manager, as applicable, fails to take reasonable and appropriate efforts to remediate such violation as permitted under law, contract or regulation; or (d) either the Company or the Manager fails to use reasonable efforts to cause any person it appoints or designates (and that is not an Affiliate of the Company or the Manager) to make to and in favor of the Company and the Manager, as applicable, representations, warranties and covenants consistent with the foregoing.

“Arbitrator” shall have meaning set forth in Section 12(d) of this Agreement.

“Auditor” shall have the meaning set forth in Section 4(a) of this Agreement.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means (a) during any Active Period, a base management fee equal to 1.5% per annum, calculated and paid (in cash) quarterly in arrears, of the Stockholders’ Equity, (b) during any Inactive Period, a base management fee equal to (i) 1.5% per annum, calculated and paid (in cash) quarterly in arrears, of the Invested Capital, plus (ii) 0.25% per annum of the Cash on Hand, calculated and paid (in cash) quarterly in arrears, and (c) during the Wind-Down Period, 1.5% per annum, calculated and paid (in cash) quarterly in arrears, of the Invested Capital.

“Board of Directors” means the Board of Directors of the Company (or any committee thereof), as such terms are defined in, and as such bodies are constituted and governed by, the Governing Instruments of the Company.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Cash on Hand” means, without duplication, an amount equal to (a) the cash in the possession, or otherwise in the control, of the Company (including any temporary investments for cash management purposes), plus (b) the Company’s Percentage Interest (as defined in the CMTG/CN Operating Agreement) of the cash in the possession, or otherwise in the control, of CMTG/CN (including any temporary investments for cash management purposes), plus (c) the Company’s percentage of ownership interest of the cash in the possession, or otherwise in the control, of any other Subsidiary (including any temporary investments for cash management purposes). For the avoidance of doubt, the phrase “otherwise in the control” shall not be deemed to include the right any Person has to make capital contributions requests from any Person.

“Cash on Hand Percentage” means, as of the date of determination, the percentage equal to (a) Cash on Hand, divided by (b) Stockholders’ Equity.

“CMTG Equity Capital” means, as of the date of determination, an amount equal to the total equity capital raised by the Company (inclusive of any equity capital that was directly or indirectly contributed to the Company by Claros REIT Holdings LP, a Delaware limited partnership).

“CMTG/CN” means CMTG/CN Mortgage REIT JV LLC, a Delaware limited liability company.

“CMTG/CN Management Agreement” means that certain Management Agreement, dated as of the date of this Agreement, by and among CMTG/CN, the Manager, MRECS and WRS Advisors IV LLC, a Delaware limited liability company, as same may be hereafter amended or modified.

“CMTG/CN Operating Agreement” means that certain Limited Liability Company Agreement, dated as of the date of this Agreement, of CMTG/CN, by and between the Company and Public Sector Pension Investment Board, a Canadian federal crown corporation established by the Parliament of Canada under the Public Sector Pension Investment Board Act, as same may be hereafter amended or modified.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unitholder” means the stockholders of the Company.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement and shall include, unless the context otherwise requires, the Company’s Subsidiaries (but specifically excluding CMTG/CN for so long as the Manager or an Affiliate of the Manager provides services to CMTG/CN pursuant to the CMTG/CN Management Agreement or any other separate management agreement).

“Company Account” shall have the meaning set forth in Section 8 of this Agreement.

“Company Costs” shall have the meaning set forth in Section 13 of this Agreement.

“Company Indemnified Party” shall have the meaning set forth in Section 15(b) of this Agreement.

“Company Party” means any of the Company and the Company’s direct or indirect parents, stockholders, Subsidiaries, or Affiliates.

“Complete Disposition” means, in relation to a particular Investment or an investment actually made by CMTG/CN in a Target Asset, as applicable, a Disposition which has resulted in a complete repayment of such Investment or investment actually made by CMTG/CN in a Target Asset, as applicable, a complete sale or other disposition for cash of such Investment or investment actually made by CMTG/CN in a Target Asset, as applicable, or a complete write-off of such Investment or investment actually made by CMTG/CN in a Target Asset, as applicable, on the books of the Company or a Subsidiary, as applicable.

“Confidential Information” means (a) all confidential, proprietary or nonpublic information of or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, personal lives, habits, history, compensation, clients, investors, borrowers, lenders, business associations, know-how, business methods or otherwise of (i) any Investment, any potential Investment or any Company Party and (ii) any director, officer, employee, member, partner, client, investor or business associate of any Company Party, and (b) the services contemplated by this Agreement, the terms of this Agreement, and the fact that any Company Party has invested in any Investment or may be evaluating a Target Investment.

“Core Earnings” means the net income (loss) of the Company, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Fees, (iii) real estate depreciation and amortization (i.e., Investments consisting of debt investments related to real estate to the extent that the Company forecloses upon the property or properties underlying such debt investments), (iv) any unrealized gains or losses from mark-to-market valuation changes (other than permanent impairments) that are included in net income for the applicable period (regardless of whether such items are included in other comprehensive income or loss, or in net income or loss), (v) one-time events pursuant to changes in GAAP and (vi) certain non-cash items, which in the judgment of the Manager, should not be included in Core Earnings. For clauses (v) and (vi), such exclusions shall only be applied after discussions between the Manager and the Board of Directors and after approval by the Company.

“Counterproposal” shall have the meaning set forth in Section 12(d) of this Agreement.

“Director” shall have the meaning set forth in Section 4(b)(vi)of this Agreement.

“Disposition” means the sale, exchange, refinancing, redemption or other disposition by the Company or a Subsidiary of all or any portion of an Investment or an investment actually made by CMTG/CN in a Target Asset, as applicable, or the receipt by the Company or a Subsidiary of a liquidating dividend or other like distribution or the repayment of principal of an Investment or investment actually made by CMTG/CN in a Target Asset, as applicable, in whole or in part (including through the receipt of insurance proceeds).

“Disposition Proceeds” means, without duplication, with respect to any Investment (or portion thereof) or an investment actually made by CMTG/CN in a Target Asset (or portion thereof), as applicable, the proceeds, if any, derived from a Disposition of such Investment (or portion thereof) received by the Company or such investment actually made by CMTG/CN in a Target Asset (or portion thereof) received by CMTG/CN, as applicable, net of any costs and expenses (including the repayment of indebtedness or the amount of any financing proceeds which are applied to the Investment or such investment actually made by CMTG/CN in a Target Asset, as applicable) incurred in connection with such Disposition and after setting aside appropriate reserves, all as determined pursuant to the Governing Instruments of the Company or a Subsidiary, as applicable.

“Emergency” means a sudden or unexpected event, circumstance or act of God that, in the reasonable discretion of the Manager: (a) causes, or risks causing, material damage to any Investment, and (b) is of such a nature that the sudden or unexpected event or circumstance required immediate action and responding to the event cannot await the approval of the Board.

“Excess Funds” shall have the meaning set forth in Section 2(i) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” shall have the meaning set forth in Section 13 of this Agreement.

“Fiscal Year” shall have the meaning set forth in Section 4(b)(i) of this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

“Guidelines” shall have the meaning set forth in Section 2(c)(i) of this Agreement.

“Inactive Calendar Month” means a calendar month whereby the Cash on Hand Percentage, calculated as of the last day of such calendar month, is greater than fifty percent (50%).

“Inactive Period” means a period of time commencing on the first day of a calendar month after the occurrence of six (6) consecutive Inactive Calendar Months and ending on the last calendar day of the next occurring Active Calendar Month. The parties acknowledge and agree that, as of the date of this Agreement, an Inactive Period exists for all purposes of this Agreement (and shall remain in effect until the occurrence of the first Active Period pursuant to the terms and conditions of this Agreement).

“Incentive Fee” means the incentive management fee calculated and payable (in cash) with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) the Core Earnings of the Company on a rolling four-quarter basis and before the Incentive Fee for the current quarter, and (ii) the product of (A) the weighted average of the issue price per share of the Company’s common stock in all of the Company’s offerings of its common stock from and after the date of this Agreement (including an offering that results in a listing on a national stock exchange) multiplied by the weighted average number of shares of the Company’s common stock outstanding (including, for the avoidance of doubt, any restricted shares of common stock and any other shares of common stock underlying awards granted under one or more of the Company’s equity incentive plans, if any) in such four quarter period, and (B) 7% per annum (or 1.75% per quarter) and (2) the sum of any Incentive Fee paid to the Manager with respect to the first three calendar quarters of such previous four quarters, if any; provided, however, that no Incentive Fee shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

For purposes of calculating the Incentive Fee prior to the completion of a 12-month period during the term of this Agreement, the Incentive Fee shall be calculated on the basis of the number of days that this Agreement has been in effect.

If the date of the expiration of the Term does not correspond to the end of a fiscal quarter, the Manager’s Incentive Fee shall be calculated for the period beginning on the day after the end of the fiscal quarter immediately preceding the date of the expiration of the Term and ending on the date of the expiration of the Term, which Incentive Fee shall be calculated using Core Earnings for the 12-month period ending on the date of the expiration of the Term.

“Indemnitee” shall have the meaning set forth in Section 15(b) of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 15(c) of this Agreement.

“Invested Capital” means, as calculated as of the last day of a calendar month, the simple arithmetic average of the aggregate daily amount of:

(a) all CMTG Equity Capital that has been invested in (i) any Investment and (ii) an investment actually made by CMTG/CN in a Target Asset, in each case, with respect to which there has not been a Complete Disposition; minus

(b) the aggregate amount of Disposition Proceeds from (i) Investments and (ii) any investment actually made by CMTG/CN in a Target Asset, in each case, with respect to which there has not been a Complete Disposition,

In making this calculation, the following principles shall apply:

(x)

from and after the date on which there has been a Complete Disposition of an Investment or an investment actually made by CMTG/CN in a Target Asset, as applicable, all CMTG Equity Capital that was previously allocated to such Investment or such investment actually made by CMTG/CN in a Target Asset, as applicable, shall be excluded from the definition of Invested Capital;

(y)

for the purpose of calculating the simple arithmetic daily average of the Invested Capital, the amounts set forth in paragraphs (a) and (b) above shall be calculated for each day of such calendar month and the aggregate amount shall be divided by the number of calendar days in such calendar month; and

(z)

in the case of an Investment or an investment actually made by CMTG/CN in a Target Asset, as applicable, consisting of real estate or any other asset acquired through foreclosure (or a deed-in-lieu of foreclosure), the aggregate amount of the CMTG Equity Capital that constituted the original principal amount of the loan, advances of additional principal or other amounts that increased the original principal amount of the initial loan shall be included when computing the Base Management Fee until such time as the Investment or investment actually made by CMTG/CN in a Target Asset, as applicable, consisting of real estate or such other assets is the subject of a Complete Disposition.

“Investment” means an investment made by the Company in a Target Investment (including if such Target Investment has been securitized).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Key Persons” means Peter J. Sotoloff, Richard J. Mack, J. Michael McGillis and Robert S. Feidelson.

“Key Person Event” means any two of the Key Persons cease to be actively involved in the management and activities of the Manager, including the activities of the Manager under this Agreement, and suitable replacements for such Key Persons have not been identified by the Manager and approved by the Company within 30 days of the date on which such Key Persons ceased to be actively involved, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, upon the occurrence of a Key Person Event, the investment, acquisition and disposition activities of the Company and the Subsidiaries (save in respect of Investments then under contract) shall cease until suitable replacements, if any, are approved by the Company.

“Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Manager Indemnified Party” shall have the meaning set forth in Section 15(a) of this Agreement.

“Manager LPA” means that certain limited partnership agreement of the Manager, dated as of the date of this Agreement, as amended, restated or supplemented from time to time.

“Monitoring Services” shall have the meaning set forth in Section 2(c) of this Agreement.

“MRECS” shall have the meaning set forth in Section 2(b) of this Agreement.

“Origination Services” shall have the meaning set forth in Section 2(c)(ii) of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” shall have the meaning set forth in Section 12(f) of this Agreement.

“Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

“Qualified REIT Consultant” shall mean a nationally recognized accounting firm, which may be the Company’s audit or tax firm, or a nationally recognized law firm, selected by the Manager.

“Qualifying Investment” shall have the meaning set forth in Section 5 of this Agreement.

“REIT” means a “real estate investment trust,” as defined under Section 856 of the Code.

“Responsible Personnel” means the personnel of the Manager (or any Affiliate thereof) who will be primarily responsible for carrying out this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Equity” means:

(a) The Company’s stockholders’ equity (excluding any amounts resulting from issuances of equity securities covered in clause (b) below), plus

(b) the sum of the net proceeds from all issuances of the Company’s equity securities from and after the date of this Agreement (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(c) the Company’s retained earnings at the end of the most recently completed fiscal quarter (as determined in accordance with GAAP, without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(d) any amount that the Company has paid for repurchases of its common stock since inception, excluding

(e) any unrealized gains, losses (other than permanent impairments) or other items that have impacted stockholders’ equity as reported in financial statements prepared under GAAP (regardless of whether such items are included in other comprehensive income or loss, or in net income), and as adjusted to exclude

(f) one-time events pursuant to changes in GAAP and in certain non-cash items;

in each case, after discussions between the Manager and the Board of Directors and approval by the Company.

“Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

“Target Assets” shall have the meaning set forth in the CMTG/CN Operating Agreement.

“Target Investment” means an investment by the Company or any of its Subsidiaries in an income-producing loan secured by a first mortgage on one or more properties (including, with respect to any such property, fee simple or other title, leasehold, or other ownership interest in property) (i) located in the United States, (ii) belonging to a commonly accepted asset class, including multifamily, industrial, retail, hotel and office and (iii) otherwise satisfying the Guidelines, all in accordance with this Agreement; provided, that (a) notwithstanding clause (i), up to 25% of the book value of the Company may be represented by one or more loans secured by fee simple or other title, leasehold, or ownership interests in one or more properties located outside of the United States of America, (b) such investment may be made through co-lending, participation, syndication, or other financing structures whereby the Company or its Subsidiaries originates such first mortgage financing and thereafter enters into co-lending, participation, syndication or other structures and (c) such investment may include the origination of a tranche of mezzanine financing provided that such mezzanine tranche is originated concurrently with the origination of such first mortgage financing.

“Term” shall have the meaning set forth in Section 17(a) of this Agreement.

“Termination Fee” shall have the meaning set forth in Section 17(e) of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

“Wind-Down Period” means that period of time from and after the earlier of (a) the expiration of the term of the Company pursuant to the Company’s Governing Instruments, and (b) the occurrence of a Protective Event (as defined in the Company’s Governing Instruments).

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager to manage the Investments and provide the Origination Services, subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. Unless otherwise provided, the appointment gives the Manager discretionary authority over the Investments and in the performance of the Portfolio Management Services, the Monitoring Services and the Origination Services, each as defined below. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties. Whenever in this Agreement the approval of the Company is required, such approval shall be obtained through the affirmative action of the Board of Directors.

(b) The parties acknowledge that (i) the Manager is a special purpose vehicle serving as the investment manager of the Company; (ii) the Manager is an Affiliate of Mack Real Estate Credit Strategies, L.P. (“MRECS”), an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (iii) the Manager performs its services for the Company through the personnel and facilities of MRECS; (iv) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of MRECS, or (B) other persons who are subject to the supervision and control of MRECS; (v) all of the investment advisory activities of the Manager are subject to the Advisers Act and the rules thereunder; and (vi) the Manager is a “relying adviser” of MRECS.

(c) The Manager, in its capacity as manager of the Investments and the day-to-day operations of the Company, at all times will be subject to the supervision, direction and management of the Company through its Board of Directors and the approvals required by this Agreement. The Manager will have only such functions and authority as the Company through its Board of Directors may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby, and must provide its services in accordance with the investment objectives, policies and restrictions from time to time set by the Company through its Board of Directors. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the Investments and operations of the Company as may be appropriate, including:

(i) serving as the Company’s consultant with respect to the periodic review of the investment guidelines, any modification to which shall be approved by the Company (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Company;

(ii) identifying, investigating, analyzing and selecting possible opportunities and, subject to the Guidelines, originating Investments consistent with the Guidelines, and recommending to the Company strategies for the same (the “Origination Services”);

(iii) subject to approval of the Company, acquiring, originating, financing, retaining, negotiating for prepayment, refinancing, hypothecating, pledging, selling, restructuring or disposing of Investments consistent with the Guidelines, and recommending to the Company strategies for the same;

(iv) meeting or corresponding with the Company to discuss, develop and document a course of action to be taken with respect to any Investment that has cleared all applicable approval processes of the Manager or with respect to amendments or changes to the Guidelines;

(v) supervising the structure of the acquisition, origination or advance of any Target Investment;

(vi) performing financial analyses, reviewing files and borrower reports concerning the Target Investments and Investments and reporting salient details thereof to the Company;

(vii) overseeing physical due diligence investigations of and reviewing and assessing any liens or other encumbrances on properties securing any Investments;

(viii) advising on the compliance and licensing necessary to own and manage the Investments;

(ix) with respect to prospective acquisitions, sales or exchanges of Investments, conducting negotiations on behalf of the Company with sellers, purchasers and brokers and, if applicable, their respective agents and representatives (in cooperation with legal counsel chosen by the Manager and approved by the Company);

(x) advising the Company on, preparing, negotiating, executing (and amending or modifying post-execution, as applicable) and entering into, on behalf of the Company, (x) subject to approval by the Company, credit facilities (including term loans and revolving facilities), securities repurchase and reverse repurchase agreements, resecuritizations, securitizations, warehouse facilities, applications and agreements relating to programs established by the U.S. government, commercial paper, exchange-traded and over-the-counter derivatives agreements, including interest rate swap agreements and other hedging instruments, and (y) subject to approval by the Company (except as expressly provided in Section 2(e) below) all other agreements, engagements and attendant documentation required for the Company to conduct its business, which shall include any market and/or industry standard documentation and the standard representations contained therein;

(xi) establishing and implementing loan origination networks and conducting loan underwriting, due diligence and the execution of loan transactions;

(xii) overseeing loan portfolio servicers;

(xiii) providing the Company with portfolio management, including the periodic review and evaluation of the performance of the Company’s portfolio of Investments;

(xiv) subject to approval by the Company, engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors and other service providers that provide various services, including investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, transfer agent and registrar services and all other services as may be required relating to the Investments and the Company’s day-to-day operations;

(xv) coordinating and managing operations of any co-investment interests or joint venture held by the Company and conducting all matters with the co-investment partners or joint venture;

(xvi) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xvii) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(xviii) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company, as may be agreed upon by the Manager and the Company, including the collection of revenues and the payment of the debts and obligations of the Company and maintenance of appropriate computer systems to perform such administrative functions;

(xix) communicating on behalf of the Company with the holders of any of its equity or debt securities, as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xx) counseling the Company in connection with policy decisions to be made by the Company;

(xxi) evaluating and, subject to approval of the Company, entering into hedging strategies and engaging in hedging activities on behalf of the Company, consistent with the Guidelines;

(xxii) assisting the Company in retaining at all times a Qualified REIT Consultant and other advisors to advise the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(xxiii) counseling the Company regarding the maintenance of its exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause it to maintain such exemptions from such status;

(xxiv) furnishing reports and statistical and economic research to the Company regarding the Manager’s activities and services;

(xxv) meeting with the Board of Directors on a monthly basis, or with such other frequency as the Board of Directors may reasonably request, regarding the Manager’s activities and services;

(xxvi) monitoring the operating performance of the Investments and providing periodic reports thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxvii) subject to approval by the Company, investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending the acquisition of other Investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xxviii) assisting the Company in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs, and to conduct quarterly compliance reviews with respect thereto;

(xxix) cooperating with the Company and providing the Company with all such information as the Company may request relating to the Investments in connection with any audit of the Company being performed internally or otherwise, provided that the Company shall reimburse the Manager for any extraordinary costs or expenses incurred in connection therewith;

(xxx) assisting the Company in obtaining and maintaining all appropriate licenses, including in connection with the sourcing, origination or acquisition of Target Investments, and in qualifying to do business in all applicable jurisdictions;

(xxxi) assisting the Company in complying with all regulatory requirements applicable to it in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by stock exchange requirements;

(xxxii) assisting the Company in taking all necessary actions to enable it to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxxiii) to the extent the Company invests in securities pursuant to clause (xxvii) above, placing, or facilitating the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer), and acknowledging the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures;

(xxxiv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s behalf in which the Company may be involved or to which it may be subject arising out of its day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Company;

(xxxv) preparing a draft Annual Budget for the Company and presenting it to the Board of Directors for approval, including responding to any questions in relation thereto from, and making any revisions thereto requested by, the Board of Directors, as set out in further detail in Section 2(k);

(xxxvi) using commercially reasonable efforts to cause Expenses incurred by the Company or on its behalf to be commercially reasonable or commercially customary and within the Annual Budget or expense guidelines set by the Company from time to time;

(xxxvii) advising the Company with respect to and structuring long-term financing vehicles for the Investments, and offering and selling securities, publicly or privately, in connection with any such structured financing;

(xxxviii) maintaining, at all times, adequate books, records and supporting documents to verify the amount, receipts and uses of all disbursements of funds passing in conjunction with this Agreement (such books, records and supporting documents shall be subject to review in connection with the aforementioned audits and shall be prepared in accordance with GAAP);

(xxxix) performing such other services as may be required from time to time for management and other activities relating to the Target Investments, Investments and business of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances;

(xl) administering draw requests permitted to be made under the documentation evidencing an Investment, including, without limitation, confirming that all conditions to such draw requests have been satisfied; and

(xli) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to the Investments. Such Portfolio Management Services will include, but not be limited to, consulting with the Company on the acquisition and disposition of, and other opportunities in connection with, the Company’s portfolio of Investments; the collection of information pertaining to the Investments, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of Investments; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of Investments; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any loan servicing activities provided by third parties in respect of any whole loans owned by the Company. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the Investments and the Company; review of servicers’ delinquency, foreclosure and other reports on Investments; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase Investments.

(d) For the period of, and on the terms and conditions set forth in, this Agreement, the Company hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into (and amend or modify post-execution, as applicable) such credit finance, securities repurchase and reverse repurchase agreements, warehouse finance agreements, brokerage agreements, interest rate swap agreements and other derivatives documentation, including exchange-traded and over-the-counter agreements, custodial agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. government and/or any U.S. government agency, such as Government National Mortgage Association, or a federally chartered corporation, such as Federal National Mortgage Association or Federal Home Loan Corporation, which guarantees payments of principal and interest on mortgage-backed securities, and such other agreements, instruments and authorizations on their behalf. This power of attorney is deemed to be coupled with an interest.

(e) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense of the Company (provided that such costs and expenses are contemplated by the Annual Budget and the agreement in question has an aggregate value of One Hundred Thousand Dollars ($100,000) or less (i.e., payments to be made or payments to be received)), to provide credit analysis, risk management services, loan origination services, asset management services, portfolio servicing, and/or other services to the Company (including Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Investments; provided that (i) any such agreements entered into with Affiliates of the Manager shall require the prior written approval of the Company and be on terms no more favorable to such Affiliate than would be obtained from an independent third party providing similar services on an arm’s-length basis, and (ii) the Manager shall remain liable for the performance of such services and shall oversee any such party in performing such services.

(f) Subject to approval by the Company, the Manager may retain, for and on behalf of the Company, and at the Company’s sole cost and expense, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders, and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its personnel or, upon the prior written approval of the Company, its Affiliates. Except as otherwise provided herein, the Company shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 13 of this Agreement, such costs and reimbursements are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g) Subject to approval by the Company, the Manager may effect transactions by or through the agency of another Person, with it or its Affiliates which have an arrangement under which that Person or its Affiliates will, from time to time, provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment-related publications), the nature of which is such that the transaction can reasonably be expected to benefit the Company as a whole, and may contribute to an improvement in the performance of the Company, the Manager or its Affiliates in providing services to the Company on terms that no direct payment is made, but instead the Manager and/or its Affiliates undertake to place business with that party.

(h) To the extent the Company invests in securities, the Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to promote the best interests of the Company.

(i) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 17 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any Expenses that are required to be paid for or reimbursed by the Company pursuant to Section 13 of this Agreement in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder.

(j) Subject always to the terms of this Agreement, the investment authority granted to the Manager shall include, to the extent approved by the Company, the authority to exercise whatever powers the Company may possess with respect to any of its Investments held in the Company’s accounts, including, but not limited to, the right to effect remedies regarding delinquencies or defaults with respect to any Investments, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

(k) The Manager shall prepare and submit to the Board for its approval a proposed annual budget for Company Costs and Expenses (the “Annual Budget”) for each Fiscal Year no later than October 31 of the preceding Fiscal Year (commencing with October 31, 2016) and shall respond to any questions in relation thereto from, and make any revisions thereto requested by, the Board of Directors. The first Annual Budget, which will apply for the period from the date of this Agreement until December 31, 2016 (unless a revised budget is approved by the Company and the Manager during such period, with any proposed revisions to be discussed between the Company and Manager and evaluated in good faith as warranted by changes in the business or market in which the Company operates), is attached as Exhibit C hereto. Each Annual Budget shall set forth the Company Costs and the Expenses to be incurred by or on behalf of the Company, whether directly or indirectly by the Company, during a particular Fiscal Year in a form substantially similar to the first Annual Budget.

(i) Notwithstanding the foregoing, in the event of a governmental or regulatory action, or to prevent a violation of law, or in the event of an Emergency, in any such instance with respect to an Investment, in which immediate action is necessary as determined by the Manager in its reasonable discretion, the Manager may take or cause to be taken such action as the Manager deems reasonably necessary or appropriate at the cost and expense of the Company, provided that the Manager advises the Board as soon as practicable of such governmental or regulatory action, potential violation of law or Emergency and such action taken or caused to be taken by the Manager.

(ii) If the Board fails to approve an Annual Budget for any Fiscal Year prior to the commencement of such Fiscal Year, the Manager may take actions pursuant to Section 2(k)(i) and may also take actions to pay the following non-discretionary expenses: (A) insurance premiums, but only to the extent paid for a reasonable period in advance, (B) fees for audits and any appraisals as provided for in this Agreement, and (C) obligations under agreements evidencing, securing or otherwise entered into in connection with any bank and other credit facilities entered into by the Company, and other contractual obligations to third parties in each case which, if not paid, would put the Company in breach of such obligations.

(l) To the extent the Company invests in securities, the Manager shall have authority to instruct the custodian (if any) to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the account, and (ii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the account with respect to any investments made pursuant to the Guidelines.

(m) In performing its duties under this Section 2 of this Agreement, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other service providers) hired by the Manager at the Company’s sole cost and expense, provided that such qualified experts and professionals have been approved in advance in writing by the Company and are not Affiliates of the Manager.

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company with a management team, including a chief executive officer, chief financial officer and other appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder. None of the officers, employees or other personnel of the Manager initially will be dedicated exclusively to the Company, nor is the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company (other than such portion of their time as is necessary and appropriate, commensurate with the level of activity of the Company from time to time, for the Manager to perform its services under this Agreement). If it so chooses, the Company may hire dedicated employees in the future and will be responsible for any such employee’s salary and other compensation.

(b) Nothing in this Agreement shall (i) prevent the Manager, MRECS or any of their respective Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including investing in, or rendering advisory services to others investing in, any type of business (including acquisitions of assets that meet the principal objectives of the Company but not a business the primary purpose of which is to invest in assets that meet the Guidelines) or (ii) in any way bind or restrict the Manager, MRECS or any of their respective Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager, MRECS or any of their respective Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Manager’s other funds and clients, in accordance with MRECS’s then prevailing policies and procedures with respect to conflicts resolution among MRECS’s and MRECS’s Affiliates’ managed investment vehicles or accounts. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives, policies and strategies of the Company, they may be different from the information and recommendations supplied by the Manager, MRECS or any of their respective Affiliates to their other managed investment vehicles or accounts.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or its Affiliates may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company to the extent permitted by its Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

(d) The Company agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to enable the Company to make any governmental filings in a timely manner or to deliver any financial statements or other reports with respect to the Company, provided that the Company shall have no obligation to take, or cause to be taken, any action that would relate to the licenses or business of the Manager (as opposed to the licenses or business of the Company). If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Company, then the Manager shall use commercially reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

Section 4. Reporting.

(a) The Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including an annual audit of the Company’s books of account by any one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other nationally recognized registered independent public accounting firm as may be selected by the Board of Directors from time to time (the “Auditor”).

(b) The Manager shall prepare, or cause to be prepared, and shall deliver to the Board of Directors, the following:

(i) not later than sixty (60) days (drafts to be provided not later than forty-five (45) days) after the end of each fiscal year (and if such sixtieth (60th) day or such forty-fifth (45th) day (as applicable) is not Business Day, the next succeeding Business Day), which, with respect to the Company and any Subsidiary, will be the calendar year, unless the governing body of such entity provides otherwise (the “Fiscal Year”):

A. the audited consolidated financial statements of the Company and its Subsidiaries, as of and for the Fiscal Year then ended (or portion thereof in the initial Fiscal Year), prepared in accordance with GAAP, presented on a comparative basis with the prior Fiscal Year (after the initial Fiscal Year), which shall include a consolidated balance sheet, a consolidated statement of operations (income statement), a consolidated statement of changes in members/shareholder equity, and a consolidated statement of cash flow. The audited consolidated financial statements shall include all footnote disclosures required pursuant to GAAP, and the Auditor’s opinion on such consolidated financial statements shall be unqualified. In addition, the audited consolidated financial statements shall include, as unaudited supplemental information, consolidating schedules in a format similar to the consolidated financial statements, presenting in columnar form, the balance sheet and statement of operations separately attributable to each Subsidiary comprising the consolidated financial statements;

B. separate from the consolidated financial statements, and presented in narrative form, management’s discussion and analysis of the consolidated operating results and the financial performance of the Company and its Subsidiaries during such Fiscal Year, with comparison to budget and the prior Fiscal Year (as appropriate);

C. Investment valuations and fair market value information of the Company and its Subsidiaries, including per share metrics, and models and assumptions used to determine such investment valuations, together with reasonable supporting detail;

D. a summary of all Investments (including a statement of transactions involving the Investments during such Fiscal Year) of the Company and the Subsidiaries;

E. disclosure of all material regulatory and legal proceedings involving the Company or the Subsidiaries; and

F. a summary of all Base Management Fee payments, and Incentive Fee payments made to the Manager pursuant to this Agreement during such Fiscal Year, together with the corresponding underlying calculations;

(ii) not later than forty-five (45) days after the end of each fiscal quarter (and if such forty-fifth (45th) day is not a Business Day, the next succeeding Business Day):

A. the unaudited consolidated financial statements of the Company and its Subsidiaries, as of and for the fiscal quarter then ended (or portion thereof in the initial fiscal quarter) (together with a detailed explanation of any variances of (i) more than the greater of five percent (5%) and $25,000 between (x) budgeted G&A reimbursements and other operating expenses and (y) actual amounts for such periods, and (ii) more than the greater of five percent (5%) and $150,000 between (x) budgeted net interest margin and (y) actual amounts for such periods), prepared in accordance with GAAP, except for footnotes and year-end and audit adjustments, which shall include a consolidated balance sheet, a consolidated statement of operations (income statement), a consolidated statement of changes in members/shareholder equity, and a consolidated statement of cash flow, and which shall be presented in a form/manner consistent with the audited consolidated financial statements (except that no footnote disclosure shall be required) to ensure comparability of the information being reported, accompanied by a certificate of the Chief Financial Officer or other person having similar responsibilities certifying that such consolidated financial statements of the Company and its Subsidiaries have been prepared in accordance with GAAP, except for footnotes and year-end and audit adjustments, and that they present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of and for the fiscal quarter then ended. In addition, the unaudited consolidated financial statements shall include consolidating schedules in a format similar to the consolidated financial statements, presenting in columnar form, the balance sheet and statement of operations separately attributable to each Subsidiary comprising the consolidated financial statements;

B. A supplemental package in form and presentation as determined by the Board of Directors including: (i) a summary of all Investments (including a statement of transactions involving the Investments during such period) of the Company and its Subsidiaries; (ii) a narrative summary describing the Investments of the Company and its Subsidiaries and an asset management report for each such Investment; (iii) a statement of forecasted cash flow indicating the cash flow for each Investment of the Company and its Subsidiaries; (iv) a report on the current status of, and a performance analysis for, each Investment of the Company and its Subsidiaries; (v) disclosure of all material regulatory and legal proceedings involving the Company or its Subsidiaries; (vi) a summary of all management fee payments and G&A reimbursements made by the Company to the Manager pursuant to this Agreement during such period, together with the corresponding underlying calculations; (vii) Investment valuations and fair market value information of the Company and its Subsidiaries, including per share metrics, and model and assumptions used to determine such investment valuations, together with reasonable supporting detail; (viii) an aging report of all Investments; (ix) unaudited financial statements or financial performance information for each operating property owned by the Company or its Subsidiaries as a result of foreclosure proceedings (or a deed-in-lieu of foreclosure) with respect to an Investment; and (x) other such information as reasonably determined by the Board of Directors or any Director (as hereinafter defined) appointed by Almanac (or any Affiliate thereof).

C. Any other information requested by any Director appointed by Almanac (or any Affiliate thereof) in connection with meeting Almanac’s fair value reporting requirements.

D. A report detailing cost allocation and G&A reimbursements, including allocation methodologies, between the Company or any of its Subsidiaries and any Affiliate of Manager.

(iii) as soon as available and not later than sixty (60) days after the end of each Fiscal Year (and if such sixtieth (60th) day is not Business Day, the next succeeding Business Day), tax information regarding the Company and its Subsidiaries as shall enable each of the Company’s stockholders to prepare its United States federal income tax return;

(iv) not later than thirty (30) days after the end of each calendar month (and if such thirtieth (30th) day is not Business Day, the next succeeding Business Day):

A. consolidated monthly operating statements as of the end of such month (highlighting any variances of (I) more than the greater of five percent (5%) and $25,000 between (x) budgeted G&A reimbursements and other operating expenses and (y) actual amounts for such periods, and (II) more than the greater of five percent (5%) and $150,000 between (x) budgeted net interest margin and (y)

actual amounts for such periods), in a format consistent with the annual audited financial statements (except that no footnote disclosure shall be required), accompanied by a certificate of the Chief Financial Officer or other person having similar responsibilities certifying that such consolidated operating statements of the Company and its Subsidiaries have been prepared in accordance with GAAP, except for footnotes and year-end and audit adjustments, and that they present fairly, in all material respects, the consolidated results of operations of the Company and its Subsidiaries as of and for the month then ended.

B. a monthly servicing report for the Company and the Subsidiaries for the previous month, including an income statement and other customary investment portfolio statistics, including an aging report giving reasonable detail with respect to each Investment for which a borrower is in default or for which a borrower is greater than thirty (30) day delinquent for the Board of Directors to determine whether an event of default or impairment has taken place;

(v) notification of any material adverse change to any investment within three Business Days after the Manager or any of its Affiliates becomes aware of that change;

(vi) any other information reasonably requested by any member of the Board of Directors (each, a “Director”);

(vii) prompt notification (and in any event within three (3) Business Days of the Manager becoming aware) of any loans that become more than 90 days overdue; and

(viii) any other reports or documents reasonably requested by the Company or any Director in order to comply with the legal, tax or regulatory requirements applying to the Company or any of its members or the Subsidiaries, including any required unconsolidated financial statements.

In exchange for the reporting services set forth in this Section 4(b), the Company shall reimburse the Manager for any third-party expenses incurred by the Manager in its performance of such services, provided such expenses are in accordance with the Annual Budget.

(c) The Manager shall use all commercially reasonable efforts to cause the Qualified REIT Consultant to provide (i) quarterly REIT testing reports to the Board of Directors not later than 30 days from the end of each calendar quarter, and (ii) a final annual report to the Board of Directors not later than 90 days after the end of each Fiscal Year; provided, however, that if the Qualified REIT Consultant is a law firm, it shall deliver a REIT qualification opinion not later than 90 days from the end of each Fiscal Year.

Section 5. Origination Services. The Manager, whether directly or through MRECS, and their respective Affiliates, undertake to use all commercially reasonable efforts to present to the Company a continuing and suitable investment program for the Company consistent with the Guidelines in accordance with this Section 5 (a “Qualifying Investment”). With respect to any Qualifying Investment presented by the Manager to the Company, the Manager shall provide such information as may be reasonably necessary and available for the Board of Directors to consider the matter in question and render an informed decision, or as otherwise may be reasonably requested by the Board of Directors (including proposed term sheets, diligence information, appraisals, environmental reports or other information relating to the applicable Target Investment).

Section 6. Agency. The Manager shall act as agent of the Company in making, acquiring, originating, financing and disposing of Investments, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or representatives or property of the Company.

Section 7. Standards of Care. The Manager shall perform its duties hereunder with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use under conditions prevailing at the time. The Manager understands and acknowledges that it has fiduciary duties to the Company as provided by the Advisers Act. Notwithstanding the foregoing, the Manager does not guarantee the performance or profitability of an Investment recommended by the Manager.

Section 8. Bank Accounts. At the direction of the Company, the Manager may establish and maintain one or more bank accounts in the name of the Company (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Company may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Company and, upon request, to the auditors of the Company.

Section 9. Records; Confidentiality.

(a) The Manager agrees to maintain and to preserve for the Company such records as are necessary and proper or required by applicable law, and such records shall be accessible for inspection by representatives of the Company at any time during normal business hours upon reasonable advance written notice; provided that, for the avoidance of doubt, such records shall not include, and the Company shall not have access to, without the prior written consent of MRECS or the Manager (as applicable), any records of MRECS, any records maintained by the Manager for its own behalf or for its other clients, or any proprietary information of MRECS or the Manager.

(b) The Manager shall keep confidential any and all Confidential Information and shall not disclose any such Confidential Information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Company; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) upon the receipt of an appropriate document subpoena or other appropriate request for documents from any federal, state, county or municipal government or any bureau, department or agency thereof, provided that if the Manager determines, in its sole discretion, not to provide documents in accordance with this Section 9(b), it may oppose such document subpoena or other request, provided that the Manager shall be responsible for all reasonable direct costs of such opposition; or (vii) to the extent such information is otherwise publicly available. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof: any Confidential Information that (A) has become publicly available through the actions of a Person other than the Manager, (B) is released in writing by the Company to the public or to Persons who are not under a similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third party without breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(c) The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 10. Representations and Agreements.

(a) The Company represents, warrants and covenants that, as of the date of this Agreement:

(i) the Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its Investments and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and the Subsidiaries, if any, taken as a whole;

(ii) the Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder, and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

(iii) the execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require the creation or imposition of, any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager represents, warrants and covenants that, as of the date of this Agreement:

(i) the Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited partnership power and authority and the legal right to own and operate its assets and to conduct the business in which it is now engaged and is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, if any, taken as a whole;

(ii) the Manager has the limited partnership power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited partnership action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including partners and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms;

(iii) the execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of or any securities issued by the Manager, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking;

(iv) the Manager is solvent and has the ability to pay its debts as they become due;

(v) in performing its duties under this Agreement, the Manager is in compliance in all material respects with and will comply in all material respects with all requirements of any federal, state or local law, rule, regulation or ordinance which apply to its obligations hereunder and the operation of its business;

(vi) the Manager has not made and will not make, and none of its subsidiaries and, to the knowledge of the Manager, none of the Responsible Personnel have made or will make (A) any unlawful contribution or gift, or provide any entertainment, to any foreign or U.S. government official or employee; (B) any payment or take any action that violates or would be in violation of any provision of any federal, state or local or other applicable domestic or foreign law, rule, regulation or ordinance regarding illegal payments or corrupt practices, or, whether currently or formerly subject thereto, any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (C) any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(vii) the operations of the Manager and its subsidiaries are and have been conducted at all times in compliance with the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and with the money laundering statutes of all other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Manager or any of its Affiliates with respect to such laws is pending or, to the knowledge of the Manager, threatened;

(viii) the Manager is not, and none of its Affiliates and, to the knowledge of the Manager, none of the Responsible Personnel, is currently subject to or doing business with or in any country subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

(ix) the Manager agrees to certify the Manager’s compliance with the provisions of clauses (v), (vi), (vii) and (viii) of this Section 10(b) if requested by the Company from time to time during the term of this Agreement; and

(x) the Manager shall promptly give notice to the Company if it attains knowledge that any of the foregoing acknowledgments, representations, warranties or agreements shall no longer be true in any material respect.

Section 11. Obligations of Manager; Restrictions.

(a) The Manager shall require each borrower, guarantor, seller or transferor of an Investment to make such representations and warranties regarding such Investments as may be in the judgment of the Manager necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b) The Manager shall refrain from any action that (i) is not in compliance with the Guidelines (other than as authorized by the Company upon request by the Manager); (ii) could adversely affect the status of the Company as a REIT under the Code (including with respect to directing or managing any investment by the Company in securities); (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act; (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company; or (v) would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company, the Board of Directors, or the Company’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 15 of this Agreement.

(c) The Company shall have the right to periodically review the Guidelines and the Company’s portfolio of Investments but will not review each proposed Investment, except as otherwise provided herein. If the Company determines in its periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Company will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the secretary of the Company to evidence the approval of the Board of Directors with respect to a proposed acquisition.

(d) The Manager shall procure no later than the date of the initial funding of CMTG Equity Capital and thereafter maintain at all times at its expense (subject to reimbursement pursuant to Section 13(iii)(y) and Section 13(xx) (but only to the extent that such costs and expenses are contemplated by the then approved Annual Budget)) during the term of this Agreement the insurance coverage described in Exhibit B attached hereto, provided that approval by the Company shall be required prior to procurement of an insurance policy or policies furnishing such coverage. The Manager shall furnish to the Company upon first procuring and thereafter prior to the renewal effective date of each insurance policy, a certificate evidencing such insurance setting forth (i) the amount(s) and types of coverage, (ii) policy number(s), (iii) expiration date(s), (iv) carrier name(s), and (v) retention. Furthermore, the Manager shall promptly provide notice to the Company of any termination or reduction in the amount or scope of coverage or any increase in the retention of coverage.

(e) In the event that the Company purchases Target Investments from or sells Investments to MRECS or its Affiliates or their respective managed investment vehicles or accounts, any such transaction shall require the approval of the Company.

(f) In the event that the Company enters into any joint venture arrangements with MRECS or its Affiliates or their respective managed investment vehicles or accounts, or if the Company invests in or arranges financing from or provides financing to MRECS or its Affiliates or their respective managed investment vehicles or accounts, any such transaction shall require the approval of the Company.

Section 12. Compensation.

(a) During the Term (each as defined below), the Company shall pay the Manager the Base Management Fee and the Incentive Fee; provided, however, that any Base Management Fee or Incentive Fee to be paid by the Company to the Manager will be reduced by an amount equal to the Company’s percentage of ownership interest in any joint venture or other similar pooled investment arrangement, multiplied by the aggregate management fees (including base management fees and incentive fees) paid by such joint venture or other similar pooled investment arrangement to the Manager or an Affiliate of the Manager for the same period.

(b) The Base Management Fee shall be payable quarterly in arrears commencing with the first calendar quarter ending after the date of this Agreement (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect as a percentage of the total number of days in such quarter and with the last payment similarly pro-rated based on the termination date of this Agreement). The Manager shall compute each installment of the Base Management Fee within thirty (30) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than the date which is ten (10) Business Days after the date of delivery to the Board of Directors of such computations.

(c) The Incentive Fee shall be payable in arrears, in quarterly installments commencing with the first calendar quarter ending after the date on which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Manager shall compute each installment of the Incentive Fee within thirty (30) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable in cash no later than the date which is ten (10) Business Days after the date of delivery to the Board of Directors of such computations.

(d) If the Company has any objections to the computations made by the Manager with respect to an installment of the Base Management Fee or Incentive Fee in accordance with Section 12(b) and Section 12(c), the Company shall deliver to the Manager, within five (5) Business Days after the date of delivery to the Company of such computations, a statement setting forth a counterproposal with reasonably detailed support for the basis thereof (the “Counterproposal”). The Company and the Manager shall negotiate in good faith to agree on the correct computation, but if they do not reach a final resolution within thirty (30) days after the delivery of the Counterproposal, the Company and the Manager shall submit the dispute for final resolution to an independent certified public accounting firm of national reputation other than the Auditor mutually agreed by the Company and the Manager (and if the parties cannot agree to such alternative firm, each of them shall name an independent certified public accounting firm of national reputation other than the Auditor and those two shall select an independent certified public accounting firm of national reputation other than the Auditor) (the firm so determined, the “Arbitrator”). The Company and the Manager shall use their reasonable best efforts to cause the Arbitrator to resolve the dispute and make a final determination in writing as soon as practicable and in any event within thirty (30) days after the submission of any dispute to the Arbitrator. The Company and the Manager shall promptly comply with all reasonable requests by the Arbitrator for information, books, records and similar items. The fees and expenses of the Arbitrator shall be borne by the Company, on the one hand, and the Manager, on the other hand, in such amount(s) as shall be determined by the Arbitrator based on the proportion that the aggregate amount of the dispute is attributable to the Company, on the one hand, or the Manager, on the other hand, as determined by the Arbitrator. The resolution of the dispute by the Arbitrator shall be final, binding and non-appealable on the parties hereto. If it is determined that the amounts paid to Manager in respect of the Base Management Fee or Incentive Fee were incorrect, the applicable party shall pay to the other any overpaid or underpaid amounts within ten (10) Business Days of such determination of the Arbitrator.

(e) To the extent that the Company makes a request for services of the Manager that are outside of the ordinary course of business and the services contemplated by this Agreement, the Company shall compensate the Manager for any additional costs, fees and expenses incurred by the Manager as a result thereby.

(f) Pursuant to the terms of that certain Claros Mortgage Trust, Inc. 2015 Incentive Award Plan (the “Plan”), the Company shall grant equity awards to the Manager or officers of the Manager on an annual basis in the maximum aggregate amount permitted by the Plan, with the recipients and amounts of individual grants to be determined by the Company in good faith after consultation with the Manager.

Section 13. Expenses of the Company. The Company shall pay all of its costs and expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”), excepting those costs and expenses that are specifically the responsibility of the Manager as set forth herein. As used herein, “Company Costs” means, without duplication, the following costs and expenses relating to the Investments and other operations of the Company (together with all costs and expenses that are expressly designated elsewhere in this Agreement as being the sole responsibility of the Company), but, in each such case, only to the extent such costs and expenses are specifically contemplated by, and do not exceed the amount contemplated therefor in, the Annual Budget and are not costs and expenses that are specifically the responsibility of the Manager as set forth herein:

(i) expenses in connection with an initial public offering by the Company or an initial public offering by any Affiliate of the Company in which the Company participates, and any other offering, and transaction costs (including legal and accounting expenses) incident to the acquisition, disposition and financing of Investments, including any costs incurred in connection with any failed investment transaction or abandoned potential investment transaction;

(ii) costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company by providers retained by the Manager or the Company or, if such services are provided by the Manager, amounts which are (x) no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis and (y) to the extent the same do not fall within the parameters of this Agreement, approved by the Company;

(iii) (x) the compensation and expenses of the Company’s directors, if any, and (y) the allocable share of the cost of liability insurance under a universal insurance policy covering the Company, the Manager, MRECS and its Affiliates, or under a separate insurance policy covering the Company, to indemnify the Company’s directors and officers (as such insurance coverage is more particularly described on Exhibit B attached hereto);

(iv) costs associated with the establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings (including an initial public offering);

(v) expenses in connection with the application for, and participation in, programs established by the U.S. government or any other governmental body or agency;

(vi) expenses connected with communications to holders of the Company’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company;

(viii) expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the origination, purchase, financing, refinancing, sale or other disposition of an Investment or establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, securitization vehicles and borrowings under programs established by the U.S. government or any other governmental body or agency or any of the Company’s securities offerings (including an initial public offering);

(ix) costs, expenses and fees incurred with respect to market information systems and publications, research and analysis services provided by third parties, research publications, information and other materials, and settlement, clearing and custodial fees and expenses;

(x) compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi) the costs of maintaining compliance with all supranational, national, federal, state and local rules and regulations or any other regulatory agency;

(xii) all taxes and license fees levied against the Company or its assets or operations;

(xiii) all insurance costs incurred in connection with the operation of the Company’s business;

(xiv) costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the Investments;

(xv) all other costs and expenses relating to the business operations of the Company, including the costs and expenses of originating, acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, valuation, reporting, audit and legal fees;

(xvi) expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or Investments separate from the office or offices of the Manager;

(xvii) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s securities, including in connection with any dividend reinvestment plan;

(xviii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Company, or against any trustee, director or officer of the Company in his or her capacity as such for which the Company is required to indemnify such trustee, director or officer by any court or governmental agency;

(xix) all costs and expenses relating to the development and management of the Company’s website, if any;

(xx) the allocable share of expenses under a universal insurance policy covering the Manager, MRECS or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets (as such insurance coverage is more particularly described on Exhibit B attached hereto);

(xxi) all costs and expenses associated with any listing, and the maintenance of such listing, of the Company’s securities on a national stock exchange; and

(xxii) such other costs of the Company which are specifically identified in the Annual Budget.

The Company shall have no obligation to reimburse the Manager or its Affiliates for (a) the salaries and other compensation of the Manager’s or its Affiliates’ personnel who provide services to the Company under this Agreement, and (b) the rent and other overhead expenses of the Manager and its Affiliates. If it elects to have employees, the Company shall be responsible for the salaries and other compensation of employees hired and employed directly by the Company.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods. In the event that an initial public offering is consummated by the Company, the Company will reimburse the Manager for all organizational, formation and offering costs it has incurred on behalf of the Company.

The provisions of this Section 13 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 14. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses properly incurred by the Manager on behalf of the Company during each fiscal quarter in accordance with the Annual Budget, and shall deliver such statement to the Company within thirty (30) days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company, including Expenses allocated to the Company pursuant to Section 13 of this Agreement, shall be reimbursed by the Company to the Manager on the tenth (10th) Business Day immediately following the date of delivery of such statement. The provisions of this Section 14 shall survive the expiration or earlier termination of this Agreement.

Section 15. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 11(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”) will not be liable to the Company, the Board of Directors, or the Company’s stockholders, members or partners for any acts or omissions by any Manager Indemnified Party (including market movements or trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting fraud or gross negligence in the performance of the Manager’s duties under this Agreement or a material breach by the Manager of this Agreement, as determined by a judgment at first instance of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s fraud or gross negligence in the performance of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”, and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s fraud or gross negligence in the performance of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager, as determined by a judgment at first instance of a court of competent jurisdiction.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. In addition, if the Indemnitor assumes such defense, the Indemnitor may settle any such claim without the prior consent of the Indemnitee if such settlement involves the full release of the Indemnitee and does not impose any non-monetary remedies and conditions on the Indemnitee without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 16. No Joint Venture. Nothing in this Agreement shall be construed to make the Company, on the one hand, and the Manager or an Affiliate of the Manager (other than the Company), on the other hand, partners or joint venturers or impose any liability as such on either of them.

Section 17. Term; Termination.

(a) Unless this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the earlier to occur of (x) the 10-year anniversary of the date of this Agreement and (y) the date that there has been a Complete Disposition with respect to all Investments (the “Term”).

(b) the Company may terminate this Agreement:

(x) at any time and with immediate effect (and without payment of any Termination Fee) upon written notice delivered to the Manager, if one of the following events has occurred:

(i) the Manager or any of its Affiliates materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after the earlier of (A) the Manager becoming aware of such breach, or (B) written notice specifying such breach being delivered to the Manager, provided that if the Manager is proceeding with all reasonable diligence to cure the breach and can reasonably be expected to complete such cure within the ensuing 15 days, such 30 day period shall be extended to 45 days;

(ii) the Manager or any of its Affiliates engages in any act of fraud, misappropriation of funds, or embezzlement against the Company, any Subsidiary (including, without limitation, CMTG/CN) or otherwise;

(iii) there is an event of any gross negligence on the part of the Manager or any of its Affiliates in the performance of the duties of the Manager under this Agreement;

(iv) the Manager willfully defaults on any of its obligations under this Agreement;

(v) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition,

(vi) the Manager is convicted (including a plea of nolo contendere) of a felony;

(vii) there is a dissolution of the Manager; or

(viii) CMTG/CN terminates the CMTG/CN Management Agreement pursuant to Section 15.3(a) or Section 15.3(c)(ii) thereof.

(y) effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if a Key Person Event occurs; provided, however, with respect to a particular occurrence of a Key Person Event, if, pursuant to the Manager LPA, the Put Right (as defined in the Manager LPA) has been elected in connection with the occurrence of such Key Person Event (and such election has not been rescinded in accordance with the Manager LPA), then the Company shall not have the right to terminate this Agreement as a result of such Key Person Event (unless such Key Person Event has not been remedied in accordance with this Agreement within 90 days after the initial occurrence of such Key Person Event); provided, further, however, if, at the time of a particular occurrence of a Key Person Event, the Put Event (as defined in the Manager LPA) transaction has already been consummated, then the entire proviso to this clause (y) shall no longer be applicable, and, accordingly, the Company shall have the right to terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, upon the occurrence of a Key Person Event. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement as a result of a Key Person Event that first occurs from and after the consummation of a CMTG Transaction (as defined in the CMTG/CN Management Agreement).

(z) effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if an Anti-Corruption Event occurs; provided, however, that to the extent an Anti-Corruption Event is reasonably susceptible to being cured, this clause (z) shall only be applicable in the event that the Manager fails to take commercially reasonable steps to cure the conditions that gave rise to such Anti-Corruption Event within 30 days.

(c) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period (or forty-five (45) days after written notice of such breach if the Company takes steps to cure such breach within thirty (30) days of the written notice). The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 17(c).

(d) Unless the Company determines that qualification for taxation as a REIT under the U.S. federal income tax laws is no longer desirable, the Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager in the event that (x)(i) there is a determination by a court of competent jurisdiction, in a non-appealable binding order, or the Internal Revenue Service, in a closing agreement made under Section 7121 of the Code, that a provision of this Agreement has caused or will cause the Company to fail to satisfy a requirement for qualification as a REIT or (ii) the Qualified REIT Consultant or another nationally recognized law or accounting firm provides advice to the Company that a provision of this Agreement has caused or could cause the Company to fail to satisfy a requirement for qualification as a REIT and (y) within 30 days of such determination or advice, the Manager has not agreed to amend or modify this Agreement in a manner that would allow the Company to qualify as a REIT.

(e) In recognition of the level of the upfront effort required by the Manager to structure and acquire the Investments and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 17(c) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three (3) times the sum of (i) the average annual Base Management Fee, and (ii) the average annual Incentive Fee, in each case during the 24-month period immediately preceding the date of such termination (or such shorter period of time if this Agreement is terminated within 24 months from the date of this Agreement), calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Termination Fee shall not be payable to the Manager under this Agreement under the following circumstances (even if otherwise payable pursuant to the express terms and conditions of Section 17(c) of this Agreement):

(i) if the date on which the termination of this Agreement is effective pursuant to Section 17(c) above is before the date that is six (6) months from the date of this Agreement;

(ii) if (x) the date on which the termination of this Agreement is effective pursuant to Section 17(c) above is on or after the date that is six (6) months from the date of this Agreement, but before the date that is twenty four (24) months from the date of this Agreement and (y) as of the effective date of such termination, the CMTG Equity Capital is less than $500,000,000;

(iii) if (x) the date on which the termination of this Agreement is effective pursuant to Section 17(c) above is on or after the date that is twenty four (24) months from the date of this Agreement, but before the date that is thirty (30) months from the date of this Agreement and (y) as of the effective date of such termination, the CMTG Equity Capital is less than $600,000,000;

(iv) if (x) the date on which the termination of this Agreement is effective pursuant to Section 17(c) above is on or after the date that thirty (30) months from the date of this Agreement, but before the date that is thirty six (36) months from the date of this Agreement and (y) as of the effective date of such termination, the CMTG Equity Capital is less than $700,000,000; and

(v) if (x) the date on which the termination of this Agreement is effective pursuant to Section 17(c) above is any time from and after the date that is thirty six (36) months from the date of this Agreement and (y) as of the effective date of such termination, the CMTG Equity Capital is less than $800,000,000.

(f) If this Agreement is terminated pursuant to this Section 17, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 9, Section 13, 14, 17(e) and 19 of this Agreement. In addition, Section 15 and Section 27 of this Agreement shall survive termination of this Agreement.

Section 18. Assignment.

(a) Except as set forth in Section 18(b) of this Agreement, this Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment in whole or in part by the Manager, unless such assignment is consented to in writing by the Company. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract any or all of its responsibilities under Section 2(c) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract provided that the Manager remains liable for such Affiliate’s performance, and the Company hereby consents to any such subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(c) Without limiting the foregoing provisions of this Section 18, this Agreement may not be “assigned” (as that term is defined under the Advisers Act) without the prior consent of the Company.

Section 19. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Section 17 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 17(c) of this Agreement, the applicable Termination Fee (if any). Upon such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company;

(c) deliver to the Board of Directors all property and documents of the Company then in the custody of the Manager; and

(d) cooperate (at the Manager’s sole cost and expense) with the transition of its duties hereunder to any new manager or management team engaged by the Company or any of its Affiliates for a reasonable transition period after the termination.

Section 20. Delivery of Form ADV. The Company acknowledges that it has received a copy of Part 2 of MRECS’s Form ADV, as amended, either prior to or at the time of execution of this Agreement.

Section 21. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation, or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a) If to the Company:

Claros Mortgage Trust, Inc.

60 Columbus Circle, 20th Floor

New York, New York 10023

    Attention: J. Michael McGillis

Facsimile: [***]

(b) If to the Manager:

Claros REIT Management LP

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention: Robert S. Feidelson

Facsimile: [***]

(c) In each case with a copy to:

c/o Almanac Realty Investors

1140 Avenue of the Americas

New York, New York 10036

Attention: Andrew Silberstein and David Haltiner

Facsimile: [***]

and

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: William J. Cernius, Esq.

Facsimile: [***]

and

Duval & Stachenfeld LLP

555 Madison Avenue, 6th Floor

New York, New York 10022

Attention: Terri L. Adler, Esq. and File Manager (3635.0001)

Facsimile: [***]

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 21 for the giving of notice.

Section 22. Right to Offset. Each party shall have a mutual right of offset against the other with respect to amounts payable by one to the other. In the event either party exercises its offset rights, such party shall promptly provide the other party with documentation supporting the decision to exercise such offset rights.

Section 23. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 24. Allocation of Costs; Payment as Agent. From time to time the Manager, at the request of the Company, may perform services contemplated by this Agreement to or for the benefit of one or more Subsidiaries (other than CMTG/CN), including Subsidiaries that constitute taxable REIT subsidiaries of the Company within the meaning of Section 856(l) of the Code. In such case, notwithstanding anything to the contrary contained in this Agreement, the Company and the applicable Subsidiaries may, in their sole discretion, reasonably allocate the costs associated with the payment of any Base Management Fees, Incentive Fees, Expenses or other amounts owing under this Agreement among the Company and the applicable Subsidiaries, and to the extent any amounts so allocated to a Subsidiary are paid to Manager or any other Person by the Company, such payments shall be made on behalf of and in the capacity as agent of the applicable Subsidiary.

Section 25. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 26. Amendment. This Agreement may not be modified, amended or supplemented other than by an agreement in writing signed by the parties hereto.

Section 27. GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY. EACH OF THE PARTIES HERETO IRREVOCABLY (A) CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT, (C) WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (D) AGREES THAT SERVICE OF PROCESS OR OF ANY OTHER PAPERS UPON SUCH PARTY BY PERSONAL DELIVERY AT THE ADDRESS TO WHICH NOTICES ARE REQUIRED TO BE SENT TO SUCH PARTY UNDER SECTION 21 OF THIS AGREEMENT SHALL BE DEEMED GOOD, PROPER AND EFFECTIVE SERVICE UPON SUCH PARTY.

Section 28. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 29. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile transmission or electronic mail in portable document format), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 30. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 31. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires; (b) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (c) the titles and headings of this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specified; (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) references to a Person are also to its successors and permitted assigns; (i) references to dollars or $ shall, unless otherwise stated herein, be to the legal currency of the United States; and (j) whenever the words “day” or “days” are used in this Agreement, they are deemed to refer to calendar days unless expressly stated to be Business Days.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CLAROS REIT MANAGEMENT LP

By:	/s/ J. Michael McGillis
Name:	J. Michael McGillis
Title:	Authorized Signatory

CLAROS MORTGAGE TRUST, INC.

By:	/s/ J. Michael McGillis
Name:	J. Michael McGillis
Title:	Authorized Signatory

[Signature Page to Management Agreement]

EXHIBIT A

•	No investment shall be made that could reasonably be expected to cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes.

•	No investment shall be made that could reasonably be expected to cause the Company to register as an investment company under the Investment Company Act.

•

Prior to the deployment of capital into investments, the Manager may cause the capital of the Company to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by the Manager to be of high quality.

EXHIBIT B

Insurance Coverage

D&O/E&O

•	Primary coverage of $5,000,000 including Claros REIT Holdings LP, the Company, CMTG/CN, MRECS, the Manager and related subsidiaries as insureds (proposal from CNA).

•	Excess layer providing additional $5,000,000 of coverage (proposals from Argonaut, Axis, and Great American).

•	Initially proposed combined annual premium of $220,000 to $230,000 with a $500,000 deductible.

Fidelity

•	Seeking pricing for coverage levels at $10,000,000/$20,000,000, with deductibles at $25,000, $50,000 and $100,000.

EXHIBIT C

[First Annual Budget]